UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 28, 2017

CODA OCTOPUS GROUP, INC.

(Name of Small Business Issuer in its Charter)

Delaware	000-52815	34-200-8348
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization	File Number)	Identification Number)

7380 Sand Lake Road, Suite #500

Orlando, FL 32819

(Address, Including Zip Code of Principal Executive Offices)

801-973-9136

(Issuer’s telephone number)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On April 28, 2017, Coda Octopus Group, Inc. (the “Company”) together with its wholly-owned subsidiaries, Coda Octopus Products, Inc. and Coda Octopus Colmek, Inc. (together, the “Subsidiaries”), entered into a loan agreement with HSBC Bank NA (the “Lender”) for a loan in the principal amount of $8,000,000 (the “Loan”). The annual interest rate is fixed at 4.5566%. Commencing on May 28, 2017 and continuing on the 28th day of each month thereafter, the Company is required to make monthly principal and interest payments of $149,350 until April 28, 2022. In addition, within 30 days after the delivery to the Lender of the Company’s annual audited financial statements, the Company is required to make an annual principal payment of $700,000 during the term of the Loan. Such annual payments will reduce the principal balance of the principal outstanding. As a result, it is expected that the Loan will be repaid within a period of approximately 45 months. The Loan may be prepaid in whole or in part at any time subject to a break funding charge as detailed in the promissory note evidencing the Loan.

The obligations in connection with the repayment of the Loan are secured by all assets of the Company and the Subsidiaries. In addition, the repayment of the Loan is guaranteed by three of the Company’s overseas subsidiaries.

The proceeds from the Loan were used to repay in its entirety the outstanding principal balance of $8,000,000 under secured debentures (the “Debentures”) that were issued by the Company in February 2007 and that were most recently held by CCM Holdings, LLC. (“CCM”). Accrued and unpaid interest under the Debentures of approximately $1,133,261 was satisfied through the issuance to CCM of 1,000 shares of Series C Convertible Preferred Stock, par value $0.001, with a stated value of $1,000 each (the “Preferred Stock”). The Company paid the balance in cash.

Item 3.02 Unregistered Sales of Equity Securities.

On April 28, 2017, the Company issued 1,000 shares of Series C Preferred Stock to CCM. The Preferred Stock was issued in exchange for the extinguishment of $1,000,000 of accrued and unpaid interest under the Debentures held by CCM.

The Preferred Stock has no voting or dividend rights. In the event the Company is liquidated, holders of the Preferred Stock are entitled to receive out of the Company’s assets an amount equal to the as-if converted into Common Stock value of any unconverted Preferred Stock. The holders of the Preferred Stock may convert the shares of Preferred Stock into shares of Common Stock of the Company at $5.00 per share. The conversion price is subject to standard adjustment in the event of a stock dividend or stock split. The Company has the right to redeem the Preferred Stock at any time at the stated value.

The Preferred Stock was issued pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended, under Section 4(2) thereunder as they were issued in reliance on the recipients’ representation that they were accredited (as such term is defined in Regulation D), without general solicitation and represented by certificates that were imprinted with a restrictive legend. In addition, all recipients were provided with sufficient access to Company information.

Item 9.01 Financial Statements and Exhibits.

(a)	Financial Statements.

None.

(b)	Exhibits.

3.3	Certificate of Designation for the Series C Preferred Convertible Stock

10.33	Loan Agreement, dated as of April 28, 2017, by and between Coda Octopus Group, Inc., Coda Octopus Products, Inc., Coda Octopus Colmek, Inc. and HSBC Bank USA, N.A.

10.34	Form of Security Agreement, dated April 28, 2017

10.35	Promissory Note dated April 28, 2017

99.1	Press Release dated May 2, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 2, 2017

Coda Octopus Group, Inc.

By:	/s/ Annmarie Gayle
Chief Executive Officer